Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

NMI Holdings, Inc.
Emeryville, CA

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-223223) and Form S-8 (No. 333-192540 and 333-218050) of NMI Holdings, Inc. of our reports dated February 15, 2022, relating to the consolidated financial statements and schedules, and the effectiveness of NMI Holdings, Inc.’s internal control over financial reporting, which appear in the Annual Report to Shareholders, which appear in this Form 10-K.

/s/ BDO USA, LLP

San Francisco, CA
February 15, 2022